 Filed Pursuant to Rule 424(b)(4)
  File No. 333-257166
 File No. 333-257765
PROSPECTUS
$30,000,000
Ramaco Resources, Inc.
9.00% Senior Notes due 2026
We are offering $30,000,000 aggregate principal amount of our 9.00% Senior Notes due 2026 (the “Notes”). Interest on the Notes will accrue from July 13, 2021, and will be paid quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on July 30, 2021, and at maturity. The Notes will mature on July 30, 2026. We may redeem the Notes in whole or in part on or after July 30, 2023, at our option at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption, as described under “Description of Notes — Optional Redemption.” In addition, we may redeem the Notes, in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events, as described under “Description of Notes — Optional Redemption Upon Change of Control.” The Notes will be issued in denominations of $25.00 and in integral multiples thereof.
The Notes will be our senior unsecured obligations, will rank equally with all of our existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the Notes. The Notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.
Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus and in the documents incorporated by reference herein.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
We intend to apply to list the Notes on the NASDAQ Global Select Market (“NASDAQ”). If approved for listing, trading on NASDAQ is expected to begin within 30 business days of July 13, 2021, the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time.
	Per Note	Total(2)(3)
Public offering price	$25.00	$30,000,000
Underwriting discount(1)	$1.00	$1,200,000
Proceeds, before expenses, to us(2)	$24.00	$28,800,000

(1)
See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

(2)
B. Riley Securities, Inc. (“B. Riley”), as representative of the underwriters, may exercise an option to purchase up to an additional $4,500,000 aggregate principal amount of Notes offered hereby, within 30 days of the date of this prospectus. If this option is exercised in full, the total public offering price will be $34,500,000, the total underwriting discount paid by us will be $1,380,000, and total proceeds to us, before expenses, will be approximately $33,120,000.

(3)
Total expenses of the offering payable by us, excluding underwriting discounts, commissions and the Structuring Fee (as defined in “Underwriting”), are estimated to be $514,449.13.

The underwriters expect to deliver the Notes to purchasers in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about July 13, 2021.
Joint Book-Running Managers
B. Riley Securities	Ladenburg Thalmann	William Blair & Company, L.L.C.
Co-Managers
Aegis Capital Corp.	The Benchmark Company	Ziegler
The date of this prospectus is July 8, 2021.

ABOUT THIS PROSPECTUS
You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.”
As used in this prospectus, except as otherwise provided herein or unless the context otherwise requires:
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references to “we,” “us,” “our,” and the “Company,” unless the context requires otherwise, are to Ramaco Resources, Inc. and its consolidated subsidiaries; and

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references to the “Notes” refer to the 9.00% Senior Notes due 2026 offered hereby.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under, but not limited to, the heading “Item 1A. Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and our other filings with the SEC.
Forward-looking statements may include statements about:
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risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, the health and safety of our employees, government actions and restrictive measures implemented in response, delays and cancellations of customer sales, supply chain disruptions and other impacts to the business, or our ability to execute our business continuity plans;

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anticipated production levels, costs, sales volumes and revenue;

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timing and ability to complete major capital projects;

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economic conditions in the metallurgical coal and steel industries generally, including any near-term or long-term downturn in these industries as a result of the COVID-19 global pandemic and related actions;

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expected costs to develop planned and future mining operations, including the costs to construct necessary processing, refuse disposal and transport facilities;

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estimated quantities or quality of our metallurgical coal reserves;

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our ability to obtain additional financing on favorable terms, if required, to complete the acquisition of additional metallurgical coal reserves as currently contemplated or to fund the operations and growth of our business;

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maintenance, operating or other expenses or changes in the timing thereof;

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the financial condition and liquidity of our customers;

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competition in coal markets;

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the price of metallurgical coal;

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compliance with stringent domestic and foreign laws and regulations, including environmental, climate change and health and safety regulations, and permitting requirements, as well as changes in the regulatory environment, including as a result of the change in the presidential administration and composition of the U.S. Congress, the adoption of new or revised laws, regulations and permitting requirements;

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potential legal proceedings and regulatory inquiries against us;

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the impact of weather and natural disasters on demand, production and transportation;

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purchases by major customers and our ability to renew sales contracts;

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credit and performance risks associated with customers, suppliers, contract miners, co-shippers and traders, banks and other financial counterparties;

ii

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geologic, equipment, permitting, site access and operational risks and new technologies related to mining;

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transportation availability, performance and costs;

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availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires;

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timely review and approval of permits, permit renewals, extensions and amendments by regulatory authorities;

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our ability to comply with certain debt covenants;

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our expectations relating to dividend payments and our ability to make such payments, if any; and

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other risks identified in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to a number of risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of coal. Moreover, we operate in a very competitive and rapidly changing environment and additional risks may arise from time to time. It is not possible for our management to predict all of the risks associated with our business, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.
All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement and speak only as of the date of this prospectus. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

iii

SUMMARY
This summary highlights selected information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Notes. You should carefully read the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the Notes, and information incorporated by reference in this prospectus, including the section entitled “Risk Factors” on page 6 of this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2020, and the financial data and related notes and the other documents that we incorporate by reference into this prospectus.
About Ramaco Resources, Inc.
Ramaco Resources, Inc. is a Delaware corporation formed in October 2016. Our common stock is listed on the NASDAQ Global Select Market under the symbol “METC.” Our principal corporate offices are located in Lexington, Kentucky.
We are an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia, and southwestern Pennsylvania. We are a pure play metallurgical coal company with 262 million tons of high-quality metallurgical coal reserves. We believe our advantaged reserve geology provides us with higher productivities and industry leading lower cash costs. Our development portfolio primarily includes four properties: Elk Creek, Berwind, RAM Mine and Knox Creek.
We believe each of these properties possesses geologic and logistical advantages that make our coal among the lowest delivered-cost U.S. metallurgical coal to a majority of our domestic target customer base, North American blast furnace steel mills and coke plants, as well as international metallurgical coal consumers.
We operate three deep mines and a surface mine at our Elk Creek mining complex. Development of this complex commenced in 2016 and included construction of a preparation plant and rail load-out facilities. The Elk Creek property consists of approximately 20,166 acres of controlled mineral rights and contains 25 seams that we have targeted for production.
Development of our Berwind mining complex began in late 2017. In 2020, we suspended development at the Berwind mining complex due to lower pricing and demand largely caused by the novel coronavirus disease 2019 (“COVID-19”) outbreak. This complex remains a key part of our anticipated future growth. We expect to achieve commercial production at the Berwind mining complex approximately six months after we resume the slope project, which began in March 2021. The Berwind property consists of approximately 31,200 acres of controlled mineral rights.
Our Knox Creek facility includes a preparation plant and 62,100 acres of controlled mineral rights that we expect to develop in the future. The Knox Creek preparation plant processes coal from our Berwind mine as well as coal we may purchase from third parties.
Our RAM Mine property is located in southwestern Pennsylvania, consists of approximately 1,570 acres of controlled mineral rights, and is scheduled for initial production after a mining permit is issued.
As of December 31, 2020, our estimated aggregate annual production capacity is approximately 2.3 million clean tons of coal. We plan to complete development of our existing properties and increase production from our existing development portfolio to more than 4.0 to 4.5 million clean tons of metallurgical coal annually, subject to market conditions, permitting and additional capital deployment. We may also acquire additional reserves or infrastructure that contribute to our focus on advantaged geology and lower costs.
Our Strategy
Our business strategy is to increase stockholder value through sustained earnings growth and cash flow generation by:

Developing and Operating Our Metallurgical Coal Properties.   We have a 262 million ton reserve base of high-quality metallurgical coal with attractive quality characteristics across high-volatility and low-volatility segments. This geologically advantaged reserve base allows for flexible capital spending in challenging market conditions.
We plan to complete development of our existing properties and increase production from our existing development portfolio to more than 4.0 to 4.5 million clean tons of metallurgical coal, subject to market conditions, permitting and additional capital deployment. We may also acquire additional reserves or infrastructure that contribute to our focus on advantaged geology and lower costs.
Being a Low-Cost U.S. Producer of Metallurgical Coal.   Our reserve base presents advantaged geologic characteristics such as relatively thick coal seams at the deep mines, a low effective mining ratio at the surface mines, and desirable metallurgical coal quality. These characteristics contribute to a production profile that has a cash cost of production that is significantly below most U.S. metallurgical coal producers.
Maintaining a Conservative Capital Structure and Prudently Managing the Business for the Long Term. We are committed to maintaining a conservative capital structure with a reasonable amount of debt that will afford us the financial flexibility to execute our business strategies on an ongoing basis.
Enhancing Coal Purchase Opportunities.   Depending on market conditions, we purchase coal from other independent producers. Purchased coal is complementary from a blending standpoint with our produced coals or it may also be sold as an independent product.
Demonstrating Excellence in Safety and Environmental Stewardship.   We are committed to complying with both regulatory and our own high standards for environmental and employee health and safety requirements. We believe that business excellence is achieved through the pursuit of safer and more productive work practices.
Competition
Our principal domestic competitors include Alpha Metallurgical Resources, Inc., Arch Resources, Inc., Blackhawk Mining, LLC, Coronado Global Resources, Inc., Corsa Coal Corp, and Warrior Met Coal, Inc. We also compete in international markets directly with domestic companies and with international companies that produce coal from one or more foreign countries, such as Australia, Canada, Colombia and South Africa. Many of these coal producers are larger than we are and have greater financial resources and larger reserve bases than we do.
Corporate Information
Our headquarters are located at 250 West Main Street, Suite 1800, Lexington, Kentucky 40507, and our telephone number is (859) 244-7455. Our investor relations website address is ir.ramacoresources.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

THE OFFERING
The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes. All capitalized terms not defined herein have the meanings specified in “Description of Notes.” Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their overallotment option to purchase additional Notes.
Issuer
Ramaco Resources, Inc.
Notes Offered
$30,000,000 aggregate principal amount of 9.00% Senior Notes due 2026 (or $34,500,000 aggregate principal amount of 9.00% Senior Notes due 2026 if the underwriters’ overallotment option is exercised in full).
Offering Price
100% of the principal amount.
Maturity
The Notes will mature on July 30, 2026, unless redeemed prior to maturity.
Interest Rate and Payment
Dates
9.00% interest per annum on the principal amount of the Notes, payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on July 30, 2021, and at maturity.
Ranking
The Notes will be our senior unsecured obligations. Accordingly, they will rank:
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equal in right of payment with all of our existing and future unsecured senior indebtedness;

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effectively subordinate in right of payment to all of our existing and future secured obligations, including indebtedness under our Revolving Credit Facility, Term Loan and Equipment Financing Loan, to the extent of the value of the assets securing such indebtedness;

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structurally subordinate to all existing and future indebtedness and liabilities (including trade payables) of our subsidiaries; and

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senior in right of payment to any other indebtedness expressly made subordinate to the Notes.

The indenture governing the Notes does not limit the amount of indebtedness that we or our subsidiaries may incur or whether any such indebtedness can be secured by our assets. As of May 31, 2021, we had approximately $21.3 million of outstanding indebtedness (excluding the PPP Loan), all of which was secured.
Guarantors
The Notes will not be guaranteed by any of our subsidiaries or affiliates.
Optional Redemption
We may redeem the Notes, in whole or in part, on or after July 30, 2023, at our option, at any time and from time to time, prior to maturity at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of Notes — Optional Redemption” for additional details.
In addition, we may redeem the Notes, in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events. See “Description of Notes — Optional Redemption Upon Change of Control” for additional details.
Sinking Fund
The Notes will not be subject to any sinking funding (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity).
Use of Proceeds
We anticipate using the net proceeds for general corporate purposes, including funding future acquisitions and investments, making capital expenditures and funding working capital. For additional information, see “Use of Proceeds.”
Events of Default
Events of default generally will include failure to pay principal, failure to pay interest, failure to observe or perform any other covenant or warranty in the Notes or in the indenture that governs the Notes, and certain events of bankruptcy, insolvency or reorganization. See “Description of Notes — Events of Default.”
Certain Covenants
The indenture that governs the Notes will contain certain covenants, including, but not limited to, restrictions on our ability to merge or consolidate with or into any other entity. These covenants are subject to important qualifications and exceptions. See “Description of Notes — Covenants.”
No Financial Covenants
The indenture governing the Notes will not contain financial covenants.
Additional Notes
We may create and issue additional Notes ranking equally and ratably with the Notes in all respects, so that such additional Notes will constitute and form a single series with the Notes and will have the same terms as to status, redemption or otherwise (except the price to the public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) as the Notes; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.
Defeasance
The Notes are subject to legal and covenant defeasance by us. See “Description of Notes — Defeasance” for more information.
Listing
We intend to apply to list the Notes on NASDAQ under the symbol “METCL.” If the Notes are approved for listing, we expect trading in the Notes to begin within 30 business days of the original issue date. The underwriters have advised us that they intend to make a market in the Notes prior to commencement of any trading on NASDAQ. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Notes will develop prior to commencement of trading on NASDAQ or, if developed, will be maintained.
Rating
The Notes will not be rated by any nationally recognized statistical rating organization.
Form and Denomination
The Notes will be issued in book-entry form in denominations of $25 and integral multiples thereof. The Notes will be represented by a permanent global certificate deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Settlement
Delivery of the Notes offered hereby will be made against payment therefor on or about July 13, 2021.
Trustee
Wilmington Savings Fund Society, FSB.
Governing Law
The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.
Risk Factors
An investment in the Notes involves significant risks. Please refer to “Risk Factors” beginning on page 6 and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in the Notes.

RISK FACTORS
An investment in the Notes involves significant risks, including the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2020 , which are incorporated by reference in this prospectus in their entirety. Before purchasing the Notes, you should carefully consider each of the following risk factors as well as the other information contained in this prospectus and the documents incorporated by reference, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in the Notes. The risks described below are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also impair our business operations and financial position. If any of the events described below were to occur, our financial condition, our results of operations and/or our future growth prospects could be materially and adversely affected. As a result, you could lose some or all of any investment you may have made or may make in our Company.
Risks Related to this Offering
We may be able to incur substantially more debt, which could have important consequences to you.
We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to you. Incurrence of additional debt would also further reduce the cash available to invest in operations, as a result of increased debt service obligations. If new debt is added to our current debt levels, the related risks that we now face could intensify.
Our level of indebtedness could have important consequences to you, because:
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it could affect our ability to satisfy our financial obligations, including those relating to the Notes;

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a substantial portion of our cash flows from operations would have to be dedicated to interest and principal payments and may not be available for operations, capital expenditures, expansion, acquisitions or general corporate or other purposes;

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it may impair our ability to obtain additional debt or equity financing in the future;

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it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

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it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

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it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the Notes, we could be in default on the Notes, and this default could cause us to be in default on other indebtedness, to the extent outstanding. Conversely, a default under any other indebtedness, if not waived, could result in acceleration of the debt outstanding under the related agreement and entitle the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. In addition, such default or acceleration may result in an event of default and acceleration of other indebtedness of the Company, entitling the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. If a judgment is obtained by any such holders, such holders could seek to collect on such judgment from the assets of the Company. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.
However, no event of default under the Notes would result from a default or acceleration of, or suit, other exercise of remedies or collection proceeding by holders of, our other outstanding debt, if any. As a result, all or substantially all of our assets may be used to satisfy claims of holders of our other outstanding debt, if any, without the holders of the Notes having any rights to such assets. The indenture governing the Notes will not restrict our ability to incur additional indebtedness.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured indebtedness that we or our subsidiaries have currently outstanding, including indebtedness under our Revolving Credit Facility, Term Loan and Equipment Financing Loan, or may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. The indenture governing the Notes will not prohibit us or our subsidiaries from incurring additional secured (or unsecured) indebtedness in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness and may consequently receive payment from these assets before they may be used to pay other creditors, including the holders of the Notes.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes are obligations exclusively of Ramaco Resources, Inc. and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes, and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Therefore, in any bankruptcy, liquidation or similar proceeding, all claims of creditors (including trade creditors) of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. The indenture governing the Notes will not prohibit us or our subsidiaries from incurring additional indebtedness in the future. In addition, future debt and security agreements entered into by our subsidiaries may contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral.
Our subsidiaries conduct the substantial majority of our operations and own our operating assets.
Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on the Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on the Notes or to make funds available for that purpose. The Notes will not be guaranteed by any of our subsidiaries or any other person.
The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.
The indenture under which the Notes will be issued will offer limited protection to holders of the Notes. The terms of the indenture and the Notes will not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:
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issue debt securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

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pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities subordinated in right of payment to the Notes;

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sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

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enter into transactions with affiliates;

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create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

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make investments; or

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create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture will not include any protection against certain events, such as a change of control, a leveraged recapitalization or “going private” transaction (which may result in a significant increase of our indebtedness levels), restructuring or similar transactions. Furthermore, the terms of the indenture and the Notes will not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity. Also, an event of default or acceleration under our other indebtedness would not necessarily result in an Event of Default under the Notes.
Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
An increase in market interest rates could result in a decrease in the value of the Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the Notes, and the market interest rates subsequently increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.
An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.
The Notes are a new issue of debt securities for which there currently is no trading market. We intend to apply to list the Notes on NASDAQ within 30 business days of the original issue date under the symbol “METCL.” We cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes pending any listing of the Notes on NASDAQ, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
In addition, there may be a limited number of buyers when you decide to sell your Notes. This may affect the price, if any, offered for your Notes or your ability to sell your Notes when desired or at all.

We may issue additional Notes.
The indenture governing the Notes will provide that we may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional Notes which will be equal in rank to the Notes. We may issue such additional Notes, even if such issuance would not constitute a “qualified reopening” for U.S. federal income tax purposes.
The Notes have not been rated, and ratings of any of our other securities may affect the trading price of the Notes.
We have not sought to obtain a rating for the Notes, and the Notes may never be rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to the Notes or that we may elect to obtain a rating of the Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for the Notes, could adversely affect the market for, or the market value of, the Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes.
Increased leverage as a result of this offering may harm our financial condition and results of operations.
Our indebtedness consists of (i) a $10.0 million Term Loan under the Credit Agreement with KeyBank, (ii) up to $30.0 million under the Revolving Credit Facility, including $3.0 million letter of credit availability, (iii) an Equipment Financing Loan in the principal amount of approximately $4.7 million for the financing of existing underground and surface equipment, and (iv) a PPP Loan in the amount of approximately $8.4 million from KeyBank, as lender. At March 31, 2021, the outstanding principal balance of the Term Loan was $5.9 million, the outstanding principal balance of the Revolving Credit Facility was $11.6 million, with remaining availability of $13.6 million, and the outstanding principal balance of the Equipment Financing Loan was $3.4 million. See “Description of Other Indebtedness” for additional details.
We may redeem the Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.
We may redeem the Notes in whole or in part on or after July 30, 2023, at our option at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of redemption, as described under “Description of Notes — Optional Redemption.” In addition, we may redeem the Notes, in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events, as described under “Description of Notes — Optional Redemption Upon Change of Control.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Notes.
We will have broad discretion to use the proceeds from this offering.
We will have broad discretion to allocate the proceeds of this offering for general corporate purposes and we may not be able to allocate these proceeds for other productive uses.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $28.3 million after discounts, commissions and expenses related to this offering (but excluding the Structuring Fee (as defined in “Underwriting”)) (or approximately $32.6 million if the underwriters’ overallotment option is exercised in full). We intend to use the net proceeds from this offering for general corporate purposes, including funding future acquisitions and investments, making capital expenditures and funding working capital.

CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2021:
•
On an actual basis; and

•
On an as adjusted basis to give effect to this offering as if it occurred on that date.

You should read the data set forth in the table below in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus, as well as our unaudited financial statements and the accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and incorporated by reference herein.
	As of March 31, 2021
	Actual	Adjusted(1)
In thousands
Cash and cash equivalents	$5,544	$33,530
Accounts payable and other liabilities	30,567	30,567
Asset retirement obligations	15,268	15,268
Long-term debt(2)
Revolving Credit Facility(3)	11,600	11,600
Term Loan(4)	5,852	5,852
Equipment Financing Loan(5)	3,403	3,403
Notes offered hereby	—	30,000
Unamortized debt issuance costs on the Notes offered hereby	—	(2,014)
Total long-term debt	20,855	48,841
Total liabilities	66,690	94,676
Total stockholders’ equity	174,293	174,293
Total capitalization	$240,983	$268,969

(1)
Excludes up to an additional $4,500,000 aggregate principal amount of Notes issuable upon the exercise of the underwriters’ overallotment option.

(2)
Excludes the PPP Loan. See “Description of Other Indebtedness — PPP Loan.”

(3)
At June 28, 2021, there was no outstanding balance under the Revolving Credit Facility and we had remaining availability of $30.0 million. See “Description of Other Indebtedness — Revolving Credit Facility and Term Loan.”

(4)
At June 28, 2021, the outstanding principal balance of the Term Loan was $5.0 million. See “Description of Other Indebtedness — Revolving Credit Facility and Term Loan.”

(5)
At June 28, 2021, the outstanding principal balance under the Equipment Financing Loan was $3.0 million. See “Description of Other Indebtedness — Equipment Financing Loan.”

DESCRIPTION OF OTHER INDEBTEDNESS
Revolving Credit Facility and Term Loan
On November 2, 2018, we entered into a Credit and Security Agreement (as amended, the “Credit Agreement”) with KeyBank National Association (“KeyBank”). The Credit Agreement was amended on February 20, 2020 and March 19, 2021 and consists of a $10.0 million term loan (the “Term Loan”) and up to $30.0 million in the form of a revolving line of credit (the “Revolving Credit Facility”), including $3.0 million letter of credit availability. All personal property assets, including, but not limited to, accounts receivable, coal inventory and certain mining equipment are pledged to secure the Credit Agreement.
The Revolving Credit Facility has a maturity date of December 31, 2023 and bears interest based on LIBOR + 2.0% or Base Rate + 1.5%. Base Rate is the highest of (i) KeyBank’s prime rate, (ii) Federal Funds Effective Rate + 0.5%, or (iii) LIBOR + 2.0%. Advances under the Revolving Credit Facility are made initially as base rate loans, but may be converted to LIBOR rate loans at certain times at our discretion. At March 31, 2021, $11.6 million was outstanding under the Revolving Credit Facility and we had remaining availability of $13.6 million.
The Term Loan is secured under a Master Security Agreement with a pledge of certain underground and surface mining equipment, bears interest at LIBOR + 5.15% and is required to be repaid in monthly installments of $278 thousand including accrued interest. The outstanding principal balance of the Term Loan was $5.9 million at March 31, 2021.
The Credit Agreement contains usual and customary covenants including limitations on liens, additional indebtedness, investments, restricted payments, asset sales, mergers, affiliate transactions and other customary limitations, as well as financial covenants. At March 31, 2021, we were in compliance with all debt covenants in the Credit Agreement.
Equipment Financing Loan
On April 16, 2020, we entered into an equipment loan with Key Equipment Finance, a division of KeyBank, as lender, in the principal amount of approximately $4.7 million for the financing of existing underground and surface equipment (the “Equipment Financing Loan”). The loan bears interest at 7.45% per annum and is payable in 36 monthly installments of $147 thousand. There is a 3% premium for prepayment of the loan within the first 12 months. This premium declines by 1% during each successive 12-month period. The outstanding principal balance under the Equipment Financing Loan was $3.4 million at March 31, 2021.
PPP Loan
On April 20, 2020, we received proceeds from a PPP loan in the amount of approximately $8.4 million from KeyBank, as lender (the “PPP Loan”), pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The purpose of the PPP Loan was to encourage the continued employment of workers. We used all of the PPP Loan proceeds for eligible payroll expenses, lease, interest and utility payments.
The PPP Loan is evidenced by a promissory note dated April 16, 2020, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The PPP Loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties.
The PPP Loan matures on April 16, 2022 and bears interest at a rate of 1% per annum. Pursuant to the subsequently enacted Paycheck Protection Flexibility Act of 2020, we are permitted to defer required monthly payments of principal and interest until such time as an approval or denial of forgiveness is received from the U.S. Small Business Administration (“SBA”).
We account for the PPP Loan as an in-substance government grant because we expect to meet the PPP Loan eligibility criteria and have concluded that the PPP Loan represents, in substance, a grant that is expected to be forgiven. Proceeds from the PPP Loan were initially recognized as a deferred income liability.

Subsequently, we reduced this liability and recognized income on a systematic basis over the period in which the related costs for which the PPP Loan was intended were incurred. PPP Loan income is presented as other income within the consolidated statements of operations.
Our application for forgiveness was approved by KeyBank and is currently being reviewed by the SBA. We expect that the full amount of the PPP Loan principal, together with accrued interest thereon, will be forgiven. Accordingly, we recognized $8.4 million as other income in the consolidated statement of operations for 2020.

DESCRIPTION OF NOTES
Ramaco Resources, Inc. (the “Company”) will issue $30,000,000 in aggregate principal amount of 9.00% Senior Notes due 2026 (the “Notes”) under an indenture to be dated as of July 13, 2021 (the “base indenture”) between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “trustee”), as supplemented by the first supplemental indenture (together with the base indenture, the “indenture”). Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Ramaco Resources, Inc., the issuer of the Notes, and not to any of its subsidiaries.
The following description is only a summary of certain provisions of the indenture and the Notes. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act.
General
The Notes:
•
will be our general unsecured, senior obligations;

•
will be initially limited to an aggregate principal amount of $30,000,000 (assuming no exercise of the underwriters’ option to purchase additional Notes described herein);

•
will mature on July 30, 2026 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;

•
will bear cash interest from July 13, 2021 at an annual rate of 9.00%, payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2021, and at maturity;

•
will be redeemable at our option, in whole or in part, at any time on or after July 30, 2023, at the prices and on the terms described under “— Optional Redemption” below;

•
will be redeemable at our option, in whole, but not in part, at any time upon the occurrence of certain change of control events, at the prices and on the terms described under “— Optional Redemption Upon Change of Control” below;

•
will be issued in denominations of $25 and integral multiples of $25 in excess thereof;

•
will not have a sinking fund;

•
are expected to be listed on NASDAQ under the symbol “METCL”; and

•
will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Covenants — Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may from time to time, without the consent of the existing holders, issue additional Notes having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Notes offered by this prospectus; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers. For the avoidance of doubt, such additional Notes will still constitute a single series with all other Notes issued under the indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.

Ranking
The Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities. See “Risk Factors — The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.”
The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors — The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.”
As of May 31, 2021, we had approximately $21.3 million of outstanding indebtedness (excluding the PPP Loan (as defined in this prospectus)), all of which was secured.
Interest
Interest on the Notes will accrue at an annual rate equal to 9.00% from and including July 13, 2021 to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2021 and at maturity, to the holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15 (and July 15 immediately preceding the maturity date), as applicable (whether or not a business day).
The initial interest period for the Notes will be the period from and including July 13, 2021, to, but excluding, July 30, 2021, and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
“Business day” means, for any place where the principal and interest on the Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York or Wilmington, Delaware are authorized or obligated by law or executive order to close.
Optional Redemption
Except as described below and under “— Optional Redemption Upon Change of Control,” the Notes will not be redeemable by us at our option prior to July 30, 2023.
The Notes may be redeemed for cash in whole or in part at any time at our option on or after July 30, 2023 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a discharge of the indenture. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.
If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro-rata basis, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.
The trustee shall have no obligation to calculate any redemption price or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.
Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
We may at any time, and from time to time, purchase Notes at any price or prices in the open market or otherwise.
Optional Redemption Upon Change of Control
The Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.
A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if:
(1)
any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;

(2)
the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)
“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or

(4)
if after the Notes are initially listed on the NYSE or another national securities exchange, the Notes fail, or at any point cease, to be listed on the NYSE or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the NYSE or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.
Events of Default
Holders of our Notes will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:
•
we do not pay interest on any Note when due, and such default is not cured within 30 days;

•
we do not pay the principal of the Notes when due and payable;

•
we breach any covenant or warranty in the indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the Notes; and

•
certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default, its status and what actions we are taking or propose to take with respect thereto.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.
At any time after a declaration of acceleration of the Notes has been made by the trustee or the holders of the Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.
At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “— Covenants — Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default and we shall deliver to the trustee an officer’s certificate (upon which the trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until the trustee receives such a certificate, the trustee may assume without inquiry that no such additional interest is payable and the trustee shall not have any duty to verify our calculations of additional interest.
Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the Notes, the following must occur:
•
such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;

•
the holders of at least 25% of the outstanding principal of the Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•
such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•
the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•
no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
The holders of a majority in principal amount of the outstanding Notes may waive any default or Event of Default and its consequences, except defaults or Events of Default regarding payment of principal, premium, if any, or interest, unless we have cured the default or Event of Default in accordance with the indenture. Any waiver shall cure the default or Event of Default.
Subject to the terms of the indenture, if an Event of Default occurs and continues, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity satisfactory to the trustee. The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes, provided that:
•
the direction so given by the holder is not in conflict with any law or the indenture, nor does it subject the trustee to a risk of personal liability in respect of which the trustee has not received indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action; and

•
the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder of the Notes will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:
•
the holder has given written notice to the trustee of a continuing Event of Default;

•
the holders of at least 25% in aggregate principal amount of the then-outstanding Notes have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture, and such holders have offered security or indemnity satisfactory to the trustee to institute the proceeding as trustee; and

•
the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding Notes other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder if we default in the payment of the principal, premium, if any, or interest on, the Notes.
Book-entry and other indirect holders of the Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Waiver of Defaults
The holders of not less than a majority of the outstanding principal amount of the Notes may on behalf of the holders of all Notes waive any past default with respect to the Notes other than (i) a default in the payment of principal or interest on the Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot per the terms of the indenture be modified or amended without the consent of each holder of Notes.
Covenants
In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants will apply to the Notes.
Merger, Consolidation or Sale of Assets
The indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:
•
we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•
the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•
immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and

•
in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with; provided that in giving an opinion of counsel, counsel may rely on an officers’ certificate as to any matters of fact, including as to the satisfaction of the preceding bullet.

The surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and the indenture.
Reporting
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

The posting or delivery of any such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate). The trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.
Modification or Waiver
There are three types of changes we can make to the indenture and the Notes:
Changes Not Requiring Approval
We can make certain changes to the indenture and the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:
•
to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture and the Notes;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;

•
to modify, eliminate or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

•
to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;

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to secure the Notes;

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to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and

•
to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not materially affect the interest of any other holder of the Notes.

Changes Requiring Approval of Each Holder
We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:
•
changing the stated maturity of the principal of, or any installment of interest on, any Note;

•
reducing the principal amount or rate of interest of any Note;

•
changing the place of payment where any Note or any interest is payable;

•
impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;

•
reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the indenture; and

•
reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Requiring Majority Approval
Any other change to the indenture and the Notes would require the approval by holders of not less than a majority in aggregate principal amount of the outstanding Notes.
Consent from holders to any change to the indenture or the Notes must be given in writing. The consent of the holders of the Notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Further Details Concerning Voting
The amount of Notes deemed to be outstanding for the purpose of voting will include all Notes authenticated and delivered under the indenture as of the date of determination except:
•
Notes cancelled by the trustee or delivered to the trustee for cancellation;

•
Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given pursuant to the indenture to the satisfaction of the trustee;

•
Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;

•
Notes which have undergone full defeasance, as described below; and

•
Notes which have been paid or exchanged for other Notes due to such Notes loss, destruction or mutilation, with the exception of any such Notes held by bona fide purchasers who have presented proof to the trustee that such Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the Notes, that vote or action can only be taken by persons who are holders of the Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the Notes of any such change of record date.
Discharge
The indenture will provide that we can elect to be discharged from our obligations with respect to the Notes, except for specified obligations, including obligations to:
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register the transfer or exchange of the Notes;

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replace stolen, lost or mutilated Notes;

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maintain paying agencies; and

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hold monies for payment in trust.

In order to exercise our rights to be discharged, we must (i) deposit with the trustee money or U.S. government obligations, or a combination thereof, sufficient (to the extent of any U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on the applicable due date) to pay all the principal of, any premium and interest on, the Notes on the dates payments are due, (ii) deliver irrevocable instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the Notes at maturity or on the redemption date, as the case may be, and (iii) deliver an officer’s certificate and opinion of counsel to the trustee stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
“U.S. government obligations” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which in either case, are not callable or redeemable by the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.
Defeasance
The following defeasance provisions will be applicable to the Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture governing the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.
Covenant Defeasance
Under the indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:
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we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

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we must deliver to the trustee an opinion of counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the Notes differently than if those actions were not taken;

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we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

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no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

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the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

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the covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

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the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

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we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance
If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions below:
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we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•
we must deliver to the trustee an opinion of counsel confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the Notes any differently than if we did not make the deposit;

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we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

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no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•
the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

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the full defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

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the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•
we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the full defeasance have been complied with.

In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the Notes. However, if we make any payment of principal or interest on the Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.
Counsel may rely on an officers’ certificate as to any matters of fact in giving an opinion of counsel in connection with the full defeasance or covenant defeasance provisions.
Listing
We have applied to list the Notes on NASDAQ under the symbol “METCL.” If the application is approved, we expect trading in the Notes on NASDAQ to begin within 30 business days of the date of the original issue date. The Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price thereof.

Governing Law
The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.
Global Notes; Book-Entry Issuance
The Notes will be issued in the form of one or more global certificates, or “Global Notes,” registered in the name of The Depository Trust Company, or “DTC.” DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of the Notes. No person that acquires a beneficial interest in the Notes will be entitled to receive a certificate representing that person’s interest in the Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.
DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or “Direct Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.”
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). DTC has an S&P rating of AA+ and a Moody’s rating of Aaa. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s applicable procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Termination of a Global Note
If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities. After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the Notes. See “— Form, Exchange and Transfer of Certificated Registered Securities.”
Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.
Payments on Global Notes
We will make payments on the Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
Payments on Certificated Securities
In the event the Notes become represented by certificates, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the Note at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all payments of principal by check or wire transfer at the office of the trustee in the contiguous United States and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.
Payment When Offices Are Closed
If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.
Form, Exchange and Transfer of Certificated Registered Securities
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:
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DTC notified us at any time that it is unwilling or unable to continue as depositary for the Global Notes;

•
DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended; or

•
an Event of Default with respect to such Global Note has occurred and is continuing.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.
Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the Notes in the name of holders transferring Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.
Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we deliver the notice of redemption and ending on the day of such delivery, in order to determine or fix the list of holders. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.
About the Trustee
Wilmington Savings Fund Society, FSB will be the trustee under the indenture and will be the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.

U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the Notes. This summary only addresses the U.S. federal income tax consequences to holders that acquire the Notes pursuant to this offering at their initial offering price and hold the Notes as “capital assets” (generally, property held for investment) for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, partnerships, S corporations or other pass-through entities, persons whose functional currency is not the U.S. dollar, persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements, and persons that hold the Notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.
The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Department of the Treasury regulations (“Regulations”), court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof, and all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
As used herein, the term “U.S. holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or

•
an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the ownership and disposition of the Notes.
This summary does not address the tax consequences arising under any state, local or foreign law, or any tax consequences with respect to Notes held by any member of the same “expanded group” (as such term is used in Section 385 of the Code) as Ramaco Resources, Inc. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws or the Medicare tax on certain net investment income. Ramaco Resources, Inc. intends to treat the Notes as indebtedness for U.S. federal income tax purposes. This summary also assumes that the Notes will be treated as indebtedness for U.S. federal income tax purposes.

Investors considering the purchase of the Notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules, under the Medicare tax on certain net investment income or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.
U.S. Holders
Payments of Interest
Payments of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. holder’s regular method of tax accounting). Certain holders that use the accrual method of accounting for U.S. federal income tax purposes generally will be required to include certain amounts in income with respect to the Notes no later than the time that such amounts are reflected on certain financial statements of such holders.
Original Issue Discount
It is expected that the Notes will not be issued with an issue price that is less than their stated principal amount by more than the statutory de minimis amount. If this is the case, the Notes will not be subject to the original issue discount (“OID”) rules. If, however, the stated principal amount of the Notes exceeds their issue price by more than the statutory de minimis amount, a U.S. holder will be required to include OID in income for U.S. federal income tax purposes as it accrues under a constant yield method, regardless of such U.S. holder’s method of tax accounting. As a result, U.S. holders may be required to include OID in taxable income prior to the receipt of cash by such U.S. holders. The remainder of this summary assumes that the Notes will not be subject to the OID rules.
Sale, Redemption, Exchange or Other Taxable Disposition of Notes
A U.S. holder generally will recognize gain or loss on the sale, redemption, exchange or other taxable disposition of a Note in an amount equal to the difference between (i) the proceeds received by the holder in exchange for such Note (less an amount attributable to any accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and (ii) the U.S. holder’s adjusted U.S. federal income tax basis in the Note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the Note. In general, a U.S. holder’s adjusted U.S. federal income tax basis in a Note will equal the amount paid for the Note. Such gain or loss recognized by a U.S. holder on a disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if the holder held the Note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of individuals and other non-corporate U.S. holders are eligible for taxation at preferential rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult with their own tax advisors concerning these tax law provisions.
Information Reporting and Backup Withholding
Unless a U.S. holder is an exempt recipient, such as a corporation, payments made with respect to the Notes or proceeds from the disposition of the Notes may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if a U.S. holder fails to comply with applicable U.S. information reporting and certification requirements.
Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules generally will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.
Non-U.S. Holders
Payments of Interest
Subject to the discussions below concerning backup withholding and Sections 1471 through 1474 of the Code (“FATCA”), interest paid on a Note by us or our agent to a non-U.S. holder will qualify for the

“portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax; provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (and, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the United States); and provided that:
•
the non-U.S. holder does not actually or by attribution own 10% or more of the total combined voting power of all classes of securities of Ramaco Resources, Inc. that are entitled to vote;

•
the non-U.S. holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to Ramaco Resources, Inc. actually or by attribution;

•
the non-U.S. holder is not a bank that acquired the Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•
the non-U.S. holder provides the proper variant of IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder’s name and address, and certifies as to non-U.S. status in compliance with applicable law and regulations (including, if applicable, special certification rules for Notes held by a foreign partnership and other intermediaries); and

•
we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the Note is a U.S. person.

If such non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% U.S. federal tax withholding unless (i) the interest is effectively connected with a U.S. trade or business of such non-U.S. holder (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States) and such non-U.S. holder satisfies the applicable certification requirements (as discussed below) or (ii) such holder provides us with a properly executed variant of IRS Form W-8 (or a suitable substitute form) claiming an exemption from (or reduction of) withholding under an applicable income tax treaty.
If interest on a Note is effectively connected with a U.S. trade or business of a non-U.S. holder (and, in the case of certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base) within the United States, the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI (or a suitable substitute form)) and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).
Sale, Redemption, Exchange or Other Taxable Disposition of Notes
Subject to the discussion below concerning backup withholding, any gain recognized by a non-U.S. holder on the disposition of a Note (other than amounts attributable to accrued and unpaid interest, which are treated as described under “— Non-U.S. Holders — Payments of Interest”) generally will not be subject to U.S. federal income tax or withholding, unless:
•
the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the United States by the non-U.S. holder); or

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of that disposition, and certain other conditions are met.

If a non-U.S. holder’s gain is described in the first bullet point above, such holder will be subject to tax at regular graduated U.S. federal income tax rates on the net gain generally in the same manner as if such holder were a U.S. holder. If a non-U.S. holder is a foreign corporation that recognizes gain described in the first bullet point above, such holder may also be subject to the branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits. If a non-U.S. holder is described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain recognized (which gain may be offset by certain U.S.-source capital losses), even though the holder is not considered a resident of the United States. A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the disposition of the Notes.
Information Reporting and Backup Withholding
Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding with respect to payments on the Notes or proceeds from the disposition of the Notes. Information returns generally will be filed with the IRS, however, in connection with payments of interest on the Notes to non-U.S. holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.
Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules generally will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.
Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.
FATCA
FATCA imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest, and, except as discussed below, on the gross proceeds from a disposition of property of a type which can produce U.S. source interest (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Department of the Treasury to collect and provide to the U.S. Department of the Treasury certain information (that is in addition to and significantly more onerous than, the requirement to deliver an applicable U.S. nonresident withholding tax certification form (e.g., IRS Form W-8), as discussed above) regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. While withholding under FATCA would also have applied to payments of gross proceeds from a taxable disposition of the Notes on or after January 1, 2019, proposed Regulations (the preamble to which indicates that taxpayers may rely on the Regulations pending their finalization) eliminate FATCA withholding on payments of gross proceeds entirely.
These withholding and reporting requirements generally apply to U.S. source periodic payments (such as interest payments on the Notes). If we determine withholding is appropriate with respect to the Notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. We will not be required to pay any additional amounts in respect of any payments to which FATCA withholding applies. Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
The U.S. federal income tax summary set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisors with respect to the tax consequences to you of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING
B. Riley Securities, Inc. (“ B. Riley”), Ladenburg Thalmann & Co. Inc. and William Blair & Company, L.L.C. are acting as joint book-running managers and B. Riley is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters (the “Underwriting Agreement”), we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.
Underwriter	Principal Amount of Notes
B. Riley Securities, Inc.	$13,425,000.00
Ladenburg Thalmann & Co. Inc.	4,350,000.00
William Blair & Company, L.L.C.	10,425,000.00
Aegis Capital Corp.	750,000.00
The Benchmark Company, LLC	150,000.00
B.C. Ziegler & Company	900,000.00
Total	$30,000,000.00
Subject to the terms and conditions set forth in the Underwriting Agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the Underwriting Agreement. These conditions include, among others, the continued accuracy of representations and warranties made by us in the Underwriting Agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus.
The several obligations of the underwriters under the Underwriting Agreement are conditional and may be terminated on the occurrence of certain stated events, including, in the event that at or prior to the closing of the offering: (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of us and our subsidiaries taken as a whole which, in the judgment of B. Riley, is material and adverse and makes it impractical or inadvisable to market the Notes; (ii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of B. Riley, impractical to market or to enforce contracts for the sale of the Notes, whether in the primary market or in respect of dealings in the secondary market; (iii) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or NASDAQ Stock Market, or any setting of minimum or maximum prices for trading on such exchange; (iv) any suspension of trading of any of our securities on any exchange or in the over-the-counter market; (v) any banking moratorium declared by any U.S. federal or New York authorities; (vi) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed or (vii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of B. Riley, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Notes or to enforce contracts for the sale of the Notes on the terms and in the manner contemplated in this prospectus.
We have granted to the underwriters the option to purchase up to an additional $4,500,000 of Notes at the public offering price, less the underwriting discounts (the “Option”). If any Notes are purchased pursuant to the Option, the underwriters will, severally but not jointly, purchase the Notes in approximately the same proportions as set forth in the above table. A purchaser who acquires any Notes forming part of the underwriters’ Option acquires such Notes under this prospectus, regardless of whether the position is ultimately filled through the exercise of the Option or secondary market purchases.
We have agreed to indemnify the underwriters against certain liabilities, including, among other things, liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We expect to deliver the Notes against payment for such Notes on or about July 13, 2021, which will be the second business day following the date of the pricing of the Notes.
Discounts and Expenses
B. Riley has advised us that the underwriters propose initially to offer the Notes to the public at the public offering price and to dealers at that price less a concession not in excess of $0.60 per Note. After the underwriters have made a reasonable effort to sell all of the Notes at the offering price, such offering price may be decreased and may be further changed from time to time to an amount not greater than the offering price set forth herein, and the compensation realized by the underwriters will effectively be decreased by the amount that the price paid by purchasers for the Notes is less than the original offering price. Any such reduction will not affect the net proceeds received by us. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The following table shows the per share and total underwriting discount that we are to pay to the underwriters in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the Option.
	Price to the Public	Underwriting Discount(1)	Net Proceeds(2)
Per Note	$25.00	$1.00	$24.00
Total(3)	$30,000,000	$1,200,000	$28,800,000

(1)
Pursuant to the terms of the Underwriting Agreement, the underwriters will receive a discount equal to $1.00 per Note.

(2)
After deducting the underwriting discount but before deducting expenses of the offering, estimated to be $28,800,000.

(3)
If the Option is exercised in full, the total price to the public, underwriting discount and net proceeds to us (after deducting the underwriting discount but before deducting estimated offering expenses) will be $34,500,000, $1,380,000 and $33,120,000, respectively.

We have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses, including attorneys’ fees, up to $125,000. In addition to the underwriting discounts, we have agreed to pay to B. Riley a structuring fee (the “Structuring Fee”) equal to 1% of the gross offering proceeds, which Structuring Fee is to be paid in cash at the closing of this offering, and any additional closing in connection with the exercise of the Option. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and underwriter reimbursements, but excluding underwriting discounts, commissions and the Structuring Fee, will be approximately $514,449.13.
Stock Exchange Listing
We have applied to list the Notes on NASDAQ. If the application is approved, trading of the Notes on NASDAQ is expected to begin within 30 days after the date of initial delivery of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, the underwriters will have no obligation to make a market in the Notes and may cease market-making activities at any time without any notice, in their sole discretion. Accordingly, an active trading market on the NASDAQ for the Notes may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Notes could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the Notes at the time and price desired will be limited.
Price Stabilization, Short Positions
Until the distribution of the Notes is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Notes. However, the representative may engage in transactions that have the effect of stabilizing the price of the Notes, such as purchases and other activities that peg, fix or maintain that price.
In connection with this offering, the underwriters may bid for or purchase and sell our Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of our Notes than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional Notes in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Notes or purchasing Notes in the open market. In determining the source of Notes to close out the covered short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase additional Notes pursuant to the option granted to them. “Naked” short sales are sales in excess of the option to purchase additional Notes. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Notes in the open market after pricing that could adversely affect investors who purchase in this offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. If these activities are commenced, they may be discontinued at any time. The underwriters may conduct these transactions on NASDAQ, in the over-the-counter market or otherwise.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Notes
This prospectus in electronic format may be made available on websites maintained by one or more of the underwriters, and the underwriters may distribute the prospectus electronically.
Other than this prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by an underwriter or any selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Additional Relationships and Conflicts of Interest
The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive customary fees and expenses.
Notice to Prospective Investors in the United Kingdom
This prospectus is only being distributed to and are only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and

Markets Act 2000 (the “FSMA”) (Financial Promotion) Order 2005 (“the Order”), or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons.” The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus any of its contents.
Each underwriter has:
•
only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantors; and

•
complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus is not a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers (other than individuals) purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Israel
In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase of Notes under the Israeli Securities Law, 5728 — 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli

Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 — 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 — 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for the Notes to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 — 1968. In particular, we may request, as a condition to be offered Notes, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 — 1968 and the regulations promulgated thereunder in connection with the offer to be issued Notes; (iv) that the Notes that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 — 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 — 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriter and its affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the Notes, other than the underwriter, is authorized to make any further offer of Notes on our behalf or on behalf of the underwriter.
Notice to Prospective Investors in Switzerland
The Notes will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

LEGAL MATTERS
Kirkland & Ellis LLP, Houston, Texas, will pass upon certain legal matters for us in connection with the offering of the Notes. The underwriters are being represented in connection with the offering of the Notes by Hunton Andrews Kurth LLP, Houston, Texas.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of Briggs & Veselka Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The information regarding estimated quantities and quality of our proven and probable coal reserves and technical report summaries incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 is based, in part, on estimates included in reports provided by Weir International, Inc., mining, geology and energy consultants and True Line, Inc., independent mining engineers.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Ramaco Resources, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information that we file electronically with the SEC at www.sec.gov, from which interested persons can electronically access the registration statement, of which this prospectus is a part, including the exhibits and schedules thereto. The reports and other information we file with the SEC also are available through our website at www.ir.ramacoresources.com. The information on our website is not part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus.
We incorporate by reference into this prospectus and the registration of which this prospectus is a part the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•
our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 18, 2021;

•
our Quarterly Report on Form 10-Q for the period ended March 31, 2021, filed with the SEC on May 12, 2021;

•
our Current Reports on Form 8-K filed with the SEC on February 18, 2021, February 23, 2021, February 23, 2021, March 23, 2021, April 30, 2021, and June 25, 2021; and

•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2021.

In addition to accessing the above information through the SEC’s website at www.sec.gov, we will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above which have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Ramaco Resources, Inc., 250 West Main Street, Suite 1800, Lexington, Kentucky 40507, telephone number (859) 244-7455.

$30,000,000
RAMACO RESOURCES, INC.
9.00% Senior Notes due 2026
PROSPECTUS
Joint Book-Running Managers
B. Riley Securities
Ladenburg Thalmann
William Blair & Company, L.L.C.
Co-Managers
Aegis Capital Corp.
The Benchmark Company
Ziegler
July 8, 2021